EXHIBIT (10)

FORM OF PERFORMANCE AWARD

DATE:

TO:

RE:	2008 PERFORMANCE AWARD

Congratulations! This is to certify that you have been awarded a one-time performance award made to you in consideration of your past performance, and more importantly, to incentivize your future performance. The award is payable in cash, or at the Executive Compensation Committee’s discretion in stock, if you meet the performance criteria and remain employed with Pitney Bowes during the vesting period (see termination events below). The terms of the award are defined below:

Award Date	Award Value	Vesting Period / Date

Subject to meeting the performance
Feb 15, 2008	$INSERT at target	criteria set below:
50% payable after August 14, 2009
50% payable after February 15, 2011

Performance Metric
The amount of the performance award is subject to the Pitney Bowes achieving 2008 Adjusted Earnings Per Share, as shown below. 2008 Adjusted Earnings Per Share excludes special items and the impact of any accounting changes.

2008 Adjusted Earnings Per Share

Performance Level	Threshold	Target	Maximum

Earnings Per Share	$2.69	$2.85	$2.94
Percent Awarded	33%	100%	150%

Awards will be interpolated between threshold and target and between target and maximum. No payout will be made if adjusted EPS is below threshold. For purposes of Internal Revenue Code Section 162(m), the awards will qualify as performance-based compensation and therefore the payment will be tax deductible and not subject to the $1 million cap on deductible compensation.

Because Performance Awards are being made only to selected employees at Pitney Bowes, the Company expects that you will keep confidential and not disclose the existence, facts or terms of your Award to anyone else at Pitney Bowes. If you have any questions regarding the Award or any of its terms you may direct them to your Manager or your HR Vice President.

Termination Provisions

Termination of employment will result in forfeiture of unvested performance award except as provided below:

Type of Termination	Provision

Disability [1]	Prorata payment for time worked as long as award has been outstanding for at least 12 months

Retirement [2]

No payment if retirement occurs prior to August 14, 2009; Second payment would be eligible for prorata payment based on full months worked during second 18 month vesting period (August 15, 2009 – February 15, 2011)

Death	Once performance metrics are known, then a prorata award would be paid at actual amount.

Involuntary Termination with Agreement/ Bridge to Retirement

No payment if termination occurs prior to August 14, 2009; Second payment would be eligible for prorata payment based on full months worked during second 18 month vesting period (August 15, 2009 – February 15, 2011)

Voluntary Resignation	Remaining award would be forfeited

Termination for Cause/Gross Misconduct	Remaining award would be forfeited

Change in Control with subsequent termination	Once performance metrics are known, then restrictions lapse and award would be paid in full at actual amount.

Sale of Business Unit/Spin of Business Unit

No payment if termination occurs prior to August 14, 2009; Second payment would be eligible for prorata payment based on full months worked during second 18 month vesting period (August 15, 2009 – February 15, 2011)

[1]	Disability vesting occurs after the completion of 2 years on long term disability, or on the date of termination of employment due to disability, whichever is earlier.

[2]	Retirement treatment applies to employees who retire after age 55 with 10 years or more service with Pitney Bowes.

Upon vesting, the value of the retention award will be paid to you as soon as practicable through your normal payroll process. The company will determine the appropriate taxes required to fulfill the minimum federal, state and local withholding requirements. In the case of death, award will be paid to your estate.

No vested rights; Waiver of claims

This award is granted solely on a discretionary basis and is not intended to create a right or entitlement in the awardee. Any payment related to the performance award will not be considered regular compensation for purposes of severance, resignation, termination, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, whether under statutory or common law. In addition, no awardee is entitled to have any vested right to continue to receive any future awards, nor shall any award granted to an awardee become a benefit or entitlement of employment. You will have no rights, claim or entitlement to compensation or damages as a result of your termination of employment for any reason whatsoever (whether or not in breach of contract or local law), insofar as these rights, claim or entitlement arise or may arise from the vesting of your performance award, and you irrevocably release your employer, the Company and its affiliates, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by accepting this award, you will be deemed to have irrevocably waived your entitlement to pursue such rights or claim. By accepting this award, you authorize the Company to withhold appropriate taxes if and when it determines the award becomes taxable to you. The plan and programs under which future performance awards are granted are subject to amendment, modification or termination by the company at any time.

Internal Revenue Code Section 409A

If you are an officer of the Company and you are among the top 50 paid employees, Internal Revenue Code Section 409A may require that the payment of your Award be postponed for six months if the Award vests and becomes payable upon your termination from employment with the Company as provided above. If the payment of the Award is postponed, the payment will be credited with interest, compounded monthly, at the short term applicable federal rate under Internal Revenue Code Section 1274(d) for the calendar month in which the payment would have been first payable. By accepting this Award you agree to cooperate with the Company to adjust the agreement, if necessary without additional consideration, so that payments will comply with Section 409A requirements.

By receipt of this notice, you agree to accept the terms of the award as set forth herein.